ANNEX A

Transactions in the Shares of Common Stock of the Issuer by the Reporting Persons Since the Filing of the Schedule 13D

The following tables sets forth all transactions in the shares of Common Stock reported herein effected by the Reporting Persons since the filing of the Schedule 13D. Except as noted below, all such transactions were effected by the Erez Reporting Persons in the open market through brokers and the price per share includes commissions. Except as noted below, all such transactions were effected by Mr. Gubin in the open market through brokers and the price per share excludes commissions.

Erez Asset Management

Trade Date	Shares Purchased (Sold)	Price Per Share ($)

02/23/2026	(1,001,802)	18.81

Mr. Gubin

Trade Date	Shares Purchased (Sold)	Price Per Share ($)

02/23/2026	(140,000)*	18.83

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*The Schedule 13D previously incorrectly reported 145,000 shares of Common Stock beneficially owned by Mr. Gubin when in fact Mr. Gubin beneficially owned 140,000 shares of Common Stock.